                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934



                       PERICOM SEMICONDUCTOR CORPORATION
                       ---------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)


                                  713831 10 5
                                  -----------
                                 (CUSIP Number)

                               December 31, 1999
                               -----------------
            (Date of Event Which Requires Filing of this Statement)


  Check appropriate box to designate the rule pursuant to which this Schedule is filed:

  [ ]   Rule 13d-1(b)

  [ ]   Rule 13d-1(c)

  [X]   Rule 13d-1(d)

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 5 Pages

                    --SCHEDULE 13G PAGE 2 OF 5--
===============================================================================


  CUSIP NO. 713831 10 5
           ------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Alex Chi-Ming Hui
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          900,444
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             900,444

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      900,444
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      9.00________%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------

Schedule 13G                                                   Page 3 of 5 Pages
Alex Chi-Ming Hui

Item 1.

  (a)   Name of Issuer:  Pericom Semiconductor Corporation

  (b)   Address of Issuer's Principal Executive Offices:

        2380 Bering Drive
        San Jose, CA 95131


Item 2.

  (a)   Name of Person Filing:
        Alex Chi-Ming Hui

  (b)   Address of Principal Business Office or, if none, Residence:

        2380 Bering Drive
        San Jose, CA 95131

  (c)   Citizenship:  U.S.A.

  (d)   Title of Class Securities:  Common Stock

  (e)   CUSIP Number:  713831105

Item 3.

  Not applicable.

Item 4.  Ownership

  (a)   Amount Beneficially Owned:

        900,444 shares , as of December 31, 1999. Includes 267,499 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of December 31, 1999.

Schedule 13G                                                   Page 4 of 5 Pages
Alex Chi-Ming Hui


  (b)   Percent of Class:  9.00%, as of December 31, 1999.

  (c)   Number of shares as to which such person has:

          (i)    sole power to vote or to direct the vote:
                 900,444

          (ii)   shared power to vote or to direct the vote:
                 0

          (iii)  sole power to dispose or to direct the disposition of:
                 900,444

          (iv)   shared power to dispose or to direct the disposition of:
                 0

Item 5.  Ownership of Five Percent or Less of a Class

  Not applicable.

Item 6.

  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

  Not Applicable.

Item 8.  Identification and Classification of Members of the Group

  Not applicable.

Item 9.  Notice of Dissolution of the Group

  Not applicable.

Item 10.  Certification

  Not applicable.

Schedule 13G                                                   Page 5 of 5 Pages
Alex Chi-Ming Hui


                                   SIGNATURE

     After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 Date:  February 9, 2000
                            By:  /s/ Alex Hui
                                 ------------
                                 Alex Chi-Ming Hui